Exhibit 10.2

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2024 by and among AlphaVest Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (together with its successors, “SPAC”), AMC Corporation, a Washington corporation (the “Company”), and the persons identified on Schedule A hereto who hold Shareholder Shares (as defined below) (each, a “Shareholder” and collectively the “Shareholders”).

WHEREAS, SPAC, AV Merger Sub, a Washington corporation and a direct wholly-owned subsidiary of SPAC (“Merger Sub”), and the Company are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving entity and becoming a wholly-owned subsidiary of SPAC, such Merger to occur upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Revised Code of Washington (the “RCW”); and

WHEREAS, each Shareholder is, as of the date of this Agreement, the sole legal owner of the number of outstanding shares of common stock and preferred stock of the Company (“Company Shares”) set forth opposite such Shareholder’s name on Schedule A hereto (such Company Shares owned by the Shareholders, together with any additional Company Shares or other Company’s securities (including any securities convertible into or exercisable or for Company Shares or other securities), whether by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by the Shareholders after the date hereof and prior to the Termination Date being collectively referred to herein as the “Shareholder Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, SPAC and the Company have requested that each Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Shareholders

Each Shareholder hereby represents and warrants, severally and not jointly, to the Company and SPAC as follows:

1.1 Organization and Standing; Authorization. Such Shareholder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other entity power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted and (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Shareholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2 Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3 Governmental Approvals. No consent of or filing with any Governmental Authority on the part of such Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Shareholder of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Shareholder will not (a) conflict with or violate any provision of the Governing Documents or similar organizational documents of such Shareholder, if and as applicable, (b) conflict with or violate any Law, Order or required consent or approval applicable to such Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Shareholder under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Shareholder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5 Shareholder Shares. As of the date of this Agreement, such Shareholder has sole legal and beneficial ownership of the Shareholder Shares set forth opposite such Shareholder’s name on Schedule A hereto, and all such Shareholder Shares are owned by such Shareholder free and clear of all Liens, other than liens or encumbrances pursuant to this Agreement, the Company’s Governing Documents or applicable federal or state securities laws. Other than the Shareholder Shares, such Shareholder does not legally or beneficially own any of the Company Shares or any other Company securities that are convertible into or exercisable for the Company Shares or other Company securities. Such Shareholder has the sole right to vote the Shareholder Shares, and none of the Shareholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shareholder Shares, except as contemplated by this Agreement or the Company’s Governing Documents.

1.6 Business Combination Agreement. Such Shareholder understands and acknowledges that SPAC, Merger Sub and the Company are entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement. Such Shareholder has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

1.7 Adequate Information. Each of the Shareholders is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC, Merger Sub and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon SPAC, Merger Sub or the Company and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each Shareholder acknowledges that SPAC, Merger Sub and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character. Each of the Shareholders acknowledges that the agreements contained herein with respect to the Shareholder Shares held by such Shareholder are irrevocable and shall only terminate upon the termination of this Agreement.

ARTICLE II

Agreement to Vote; Certain Other Covenants of the Shareholders

Each Shareholder covenants and agrees with the Company and SPAC during the term of this Agreement as follows:

2.1 Agreement to Vote.

(a) In Favor of Merger. So long as neither SPAC nor Merger Sub is in breach of the terms of the Business Combination Agreement such that the conditions to Closing would not reasonably be expected to be met, at any meeting of the shareholders of the Company called to seek the Company Required Shareholder Approval, or at any adjournment thereof, or in connection with the written consent of the Company or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other Ancillary Agreements, the Merger, or any other Transaction is sought, each Shareholder shall (i) if a meeting is held, appear at such meeting or otherwise cause the Shareholder Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by written consent, if applicable) the Shareholder Shares in favor of the Company Required Shareholder Approval or, if there are insufficient votes in favor of the Company Required Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of the Company to a later date but not past the Termination Date.

(b) Against Other Transactions. At any meeting of shareholders of the Company or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) the Shareholder Shares (including by proxy and/or written consent, if applicable) against (i) any Company Competing Acquisition and (ii) any other action that would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Agreement, the Merger, any other Transaction.

(c) Revoke Other Proxies. Such Shareholder represents and warrants that any proxies heretofore given in respect of the Shareholder Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Company’s Governing Documents.

2.2 No Transfer. Other than (x) pursuant to this Agreement, (y) upon the written consent of the Company or (z) to an Affiliate of such Shareholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to SPAC and the Company, agreeing to be bound by this Agreement to the same extent as such Shareholder was with respect to such transferred Shareholder Shares), from the date of this Agreement until the date of termination of this Agreement in accordance with its terms, such Shareholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of (including by gift, tender or exchange offer, merger or operation of law), directly or indirectly, encumber or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any Shareholder Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shareholder Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shareholder Shares to any Person other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Shareholder Shares), or enter into any other agreement, with respect to any Shareholder Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Company’s Governing Documents, (iii) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect, or have the effect of preventing or delaying such Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Shareholder agrees with, and covenants to, SPAC and the Company that such Shareholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Shareholder Shares.

2.3 No Solicitation. During the term of this Agreement, each Shareholder agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, a Company Competing Acquisition proposal in their capacity as such, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the Company, SPAC, Merger Sub, the Company’s Affiliates and their respective Representatives) any nonpublic information relating to the Company or its Subsidiaries, in connection with any Company Competing Acquisition proposal, (iii) approve or recommend, or make any public statement approving or recommending a Company Competing Acquisition proposal, (iv) enter into any letter of intent, merger agreement or similar agreement providing for a Company Competing Acquisition proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of Shareholders Shares intending to facilitate any Company Competing Acquisition proposal or cause any Shareholder of the Company not to vote to adopt the Business Combination Agreement and approve the Merger, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of a Company Competing Acquisition proposal or (vii) otherwise resolve or agree to do any of the foregoing. Each Shareholder shall promptly (and in any event within 48 hours) notify the Company after receipt by such Shareholder of any Company Competing Acquisition proposal, any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal or any inquiry or request for nonpublic information relating to the Company or its Subsidiaries by any Person who has made or would reasonably be expected to make an acquisition proposal. Thereafter, such Shareholder shall keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer. Each Shareholder agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by such Shareholder or its Representatives with any parties conducted prior to the date hereof with respect to any Company Competing Acquisition proposal. Notwithstanding anything contained herein to the contrary, (i) no Shareholder shall be responsible for the actions of the Company or its board of directors (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 2.3, (ii) no Shareholder makes any representations or warranties with respect to the action of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 2.3 (for the avoidance of doubt, it being understood that each Shareholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 2.3).

2.4 Support of Merger. During the term of this Agreement, each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger set forth under the Business Combination Agreement.

2.5 Waiver of Appraisal and Dissenters’ Rights. Such Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under the RCW and any other similar statute in connection with the Merger and the Business Combination Agreement.

2.6 New Shares. In the event that prior to the Closing (i) any shares of the Company or other securities of the Company are issued or otherwise distributed to such Shareholder pursuant to any share dividend or distribution, or any change in any of the shares of the Company by reason of any share split-up, recapitalization, combination, exchange of shares or the like, (ii) such Shareholder acquires legal or beneficial ownership of any Company securities after the date of this Agreement, including upon exercise of rights, options or settlement of restricted share units or (iii) such Shareholder acquires the right to vote or share in the voting of any Company shares after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Shareholder Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Shareholder Shares may be changed or exchanged into).

2.7 Waiver of Anti-Dilution Protection. Each of the Shareholders hereby waives, forfeits, surrenders and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, any anti-dilution protection (if any) pursuant to the Company’s Governing Documents in connection with the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Agreements. Each Shareholder acknowledges and agrees that (i) this Section 2.7 shall constitute written consent waiving, forfeiting and surrendering any anti-dilution protection pursuant to the Company’s Governing Documents in connection with the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Agreements; and (ii) such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement.

ARTICLE III

Additional Agreements of the Parties

3.1 Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the unanimous written agreement of all the parties hereto, and (iii) the termination of the Business Combination Agreement in accordance with its terms, and upon any such termination, no party shall have any liability hereunder other than for its actual fraud or its willful and material breach of this Agreement prior to such termination.

3.2 Further Assurances. Each Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Company’s Governing Documents or the RCW) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other transactions.

ARTICLE IV

General Provisions

4.1 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and SPAC in accordance with the Business Combination Agreement and to such Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

4.2 Disclosure. Each of the Shareholders authorized SPAC and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Shareholder’s identity and ownership of the Shareholder Shares and the nature of the Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure SPAC and the Company have provided the Shareholder with an opportunity to review and comment on such announcement or disclosure, which comments SPAC and the Company will consider in good faith.

4.3 Miscellaneous. The provisions of Sections 8.2, 8.3, 8.5, 8.7, 8.9, 8.10, 8.11, 8.13, 8.15, 8.16, and 8.18 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

AlphaVest Acquisition Corp

Signature:
Name:
Title:

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

AMC CORPORATION

Signature:
Name:
Title:

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

[Shareholder]

Signature:
Name:
Title:

[Signature Page to Transaction Support Agreement]